Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS FILED FROM AND INCLUDING THE RESTATED CERTIFICATE OR A MERGER WITH A RESTATED CERTIFICATE ATTACHED OF "CASI PHARMACEUTICALS, INC." AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

RESTATED CERTIFICATE, FILED THE ELEVENTH DAY OF JULY, A.D. 2002, AT 5:30 O`CLOCK P.M.

CERTIFICATE OF DESIGNATION, FILED THE THIRTY-FIRST DAY OF DECEMBER, A.D. 2002, AT 9 O`CLOCK A.M.

CERTIFICATE OF AMENDMENT, FILED THE TWENTY-SECOND DAY OF SEPTEMBER, A.D. 2005, AT 5:02 O`CLOCK P.M.

CERTIFICATE OF AMENDMENT, FILED THE NINETEENTH DAY OF JUNE, A.D. 2006, AT 3:21 O`CLOCK P.M.

CERTIFICATE OF AMENDMENT, FILED THE THIRTIETH DAY OF JUNE, A.D. 2010, AT 9:55 O`CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

2273951 8100X

SR# 20196408232

Authentication: 203374054

Date: 08-08-19

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE FIRST DAY OF JULY, A.D. 2010 AT 8 O'CLOCK A.M.

CERTIFICATE OF DESIGNATION, FILED THE FOURTEENTH DAY OF SEPTEMBER, A.D. 2012, AT 10:52 O`CLOCK A.M.

CERTIFICATE OF AMENDMENT, CHANGING ITS NAME FROM "ENTREMED, INC." TO "CASI PHARMACEUTICALS, INC.", FILED THE TWELFTH DAY OF JUNE, A.D. 2014, AT 11:33 O`CLOCK A.M.

CERTIFICATE OF DESIGNATION, FILED THE SEVENTEENTH DAY OF SEPTEMBER, A.D. 2014, AT 9:54 O`CLOCK P.M.

CERTIFICATE OF AMENDMENT, FILED THE FIFTH DAY OF AUGUST, A.D. 2019, AT 5:19 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 05:30 PM 07/11/2002
020447118 - 2273951

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ENTREMED, INC. PURSUANT TO SECTIONS 242 AND 245 OF THE GENERAL CORPORATION LAW OF DELAWARE

WHEREAS, EntreMed, Inc. (the "Corporation") was formed on September 18, 1991 by the filing of a Certificate of Incorporation (the "Certificate") with the Secretary of State of the State of Delaware pursuant to Section 103 of the General Corporation Law;

WHEREAS, the Corporation wishes to amend and restate the Certificate in its entirety, and the undersigned, being the President and Chief Operating Officer of the Corporation, has been duly authorized to execute, acknowledge and deliver this amendment and restatement of the Certificate on behalf of the Corporation; and

WHEREAS, the undersigned hereby certifies that the foregoing recitals are true and correct and that this Amended and Restated Certificate of Incorporation has been duly adopted by all necessary corporate action in accordance with Sections 242 and 245 of the General Corporation Law of Delaware;

NOW THEREFORE, the Certificate is amended and restated in its entirety as follows:

I.

The name of the corporation is: ENTREMED, INC. (hereinafter the "Corporation").

II.

The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle and the name of the Corporation's registered agent at such address is The Corporation Trust Company.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

IV.

The total number of shares of capital stock which the Corporation is authorized to issue is Ninety Five Million (95,000,000) divided into two classes as follows:

(A) Common Stock. Ninety Million (90,000,000) shares of common stock, \$.01 par value per share ("Common Stock"), the holder of which shall be entitled to one vote for each share on all matters required or permitted to be voted on by stockholders of the Corporation, and

(B) Preferred Stock. Five Million (5,000,000) shares of preferred stock, \$1.00 par value per share ("Preferred Stock").

Authorization for Series of Preferred Stock. The Board of Directors is hereby expressly authorized to provide for, designate and issue, out of the authorized but unissued shares of Preferred Stock, one or more series of Preferred Stock, subject to the terms and conditions set forth herein. Before any shares of any such series are issued, the Board of Directors shall fix, and hereby is expressly empowered to fix, by resolution or resolutions, the following provisions of the shares of any such series (within the limits and restrictions of any resolutions adopted by it designating any other series of preferred stock):

(1) the designation of such series, the number of shares to constitute such series and the stated value thereof, if different from the par value thereof;

(2) whether the shares of such series shall have voting rights or powers, in addition to any voting rights required by law, and, if so, the terms of such voting rights or powers, which may be full or limited;

(3) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or series;

(4) whether the shares of such class or series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

(5) the amount or amounts payable upon shares of such class or series upon, and the rights of the holders of such class or series in the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

(6) whether the shares of such class or series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such class or series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(7) whether the shares of such class or series shall be convertible into, or exchangeable for, shares of stock of any other class or series of any other securities and, if so, the price or prices or the rate or rates of conversion or

exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(8) the limitations and restrictions, if any, to be effective while any shares of such class or series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or series;

(9) the conditions or restrictions, if any, to be effective while any shares of such class or series are outstanding upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such class or series or of any other class or series; and

(10) any other powers, designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions thereof.

The powers, designations, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The Board of Directors is hereby expressly authorized from time to time to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares thereof then outstanding) the number of shares of stock of any series of Preferred Stock designated to any one or more series of Preferred Stock pursuant to this Section B of Article IV.

V.

To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same presently exists or may hereafter be amended, no director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director.

VI.

Terms of Directors. The number of Directors of the Corporation shall be fixed by resolution duly adopted from time to time by the Board of Directors. The Directors shall be classified, with respect to the term for which they hold office, into three classes, as nearly equal in number as possible. The initial Class I Director shall serve for a term expiring at the annual meeting of stockholders to be held in 1998, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 1999, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2000. At each annual meeting of stockholders, the successor or successors of the class of Directors whose term expires at that meeting shall be elected by a plurality of the votes cast at such meeting and shall hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation or removal.

Vacancies. Any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors. Any Director appointed in accordance with the preceding sentence shall hold office until the annual meeting of stockholders at which the class of directors for which he or she has been chosen is elected and until such Director's successor shall have been duly elected and qualified or until his or her earlier resignation or removal. When the number of Directors is increased or decreased, the Board of Directors shall determine the class or classes to which the increased or decreased number of Directors shall be appointed so as to maintain each class as nearly equal in number as possible; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director.

The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The election of directors need not be by written ballot, unless the by-laws so provide.

(2) The Board of Directors shall have power without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

VII.

The Corporation shall indemnify and advance expenses to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, each person who is or was a director or officer of the Corporation and the heirs, executors and administrators of such a person.

VIII.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

IX.

This Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Corporation's Certificate of Incorporation as heretofore amended or supplemented, has been duly adopted by the board of directors and the stockholders of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed and attested by its duly authorized officers this 9th day of July, 2002.

ENTREMED, INC.

By: /s/ Edward R. Gubish
President and Chief Operating Officer

[Corporate Seal]

ATTEST:

By: /s/ James D. Johnson
Secretary

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 12/31/2002
020808499 – 2273951

ENTREMED, INC.

CERTIFICATE OF DESIGNATION

OF

SERIES A CONVERTIBLE PREFERRED STOCK

(Pursuant to Section 151 of the Delaware General Corporation Law)

We, Neil Campbell and James D. Johnson, Ph.D., the President and the Secretary, respectively, of EntreMed, Inc., a Delaware corporation (the "Corporation"), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the "DGCL") do hereby certify that, in accordance with Section 141(c) of the DGCL, the following resolution was duly adopted by the Board of Directors of the Corporation on December 28, 2002:

RESOLVED, that a series of Preferred Stock, par value $1.00 per share, of the Corporation is hereby created and the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Restated Certificate of Incorporation of the Corporation which are applicable to the preferred stock of all classes and series) are as follows:

SERIES A CONVERTIBLE PREFERRED STOCK

1. Designation and Amount. The shares of such series shall be designated as "Series A Convertible Preferred Stock" (the "Series A Convertible Preferred Stock"), and the number of shares constituting the Series A Stock shall be Three Million Three Hundred Fifty Thousand (3,350,000).

2. Stated Capital. The amount to be represented in stated capital at all times for each share of Series A Convertible Preferred Stock shall be $1.00.

3. Dividend Provisions.

a. The holders of shares of Series A Convertible Preferred Stock shall be entitled to receive, prior and in preference to the declaration or payment of any dividend or distribution to the holders of Common Stock or any other shares or securities of the Corporation ranking junior to such Series A Convertible Preferred Stock with respect to the payment of dividends or the distribution of assets on liquidation (as applicable, "Junior Securities"), and in addition to and not in limitation of the dividend rights provided in subsection 1(b) below, dividends which shall accrue cumulatively on each share of Series A Convertible Preferred Stock at the rate and in the manner prescribed in this subsection 3(a) from and including the date of issuance of such share of Series A Convertible Preferred Stock to but excluding the date on which any conversion of such share of Series A Convertible Preferred Stock shall have been effected, and payable when, as and if any dividend or distribution is declared by the Board of Directors of the Corporation. The date on which the Corporation initially issues a share of Series

A Convertible Preferred Stock or, in the case of a share of Series A Convertible Preferred Stock issued upon or after one or more conversion(s) of other shares of Series A Convertible Preferred Stock, the date on which the Corporation initially issues the first such converting share of Series A Convertible Preferred Stock, will be deemed to be its "date of issuance" regardless of the number of times transfer of such share of Series A Convertible Preferred Stock is made or the number of certificates which may be issued to evidence a share of Series A Convertible Preferred Stock.

(1) Dividends shall accrue on each share of Series A Convertible Preferred Stock at a rate per annum of six (6%) percent of the Original Series A Convertible Preferred Stock Issue Price (as defined below) (as adjusted for stock splits, stock dividends, combinations, recapitalizations and similar events). In the event of any liquidation, dissolution or winding up of the Corporation or the bankruptcy of the Corporation, all accrued and unpaid dividends on a share of Series A Convertible Preferred Stock shall be added to the liquidation preference of such share on the payment date under subsection 4(a) below, or on the date of conversion of such share or upon the bankruptcy of the Corporation, as the case may be, accrued cumulatively to but excluding such payment date or bankruptcy on a daily basis. As used herein, the "Original Series A Convertible Preferred Stock Issue Price" shall mean $5.00 per share of Series A Convertible Preferred Stock, as adjusted for any stock splits, stock dividends, stock combinations and similar transactions with respect to the Series A Convertible Preferred Stock.

(2) No dividend or other distribution shall be paid on or set apart for payment on the shares of Common Stock of the Corporation (other than a dividend or distribution payable solely in shares of Common Stock) or other Junior Securities nor shall any payment be made on account of the purchase, redemption or retirement of any shares of Common Stock of the Corporation or other Junior Securities, unless all accrued and unpaid dividends on the Series A Convertible Preferred Stock have been or contemporaneously are paid or set apart for payment in accordance herewith; provided, however, that (A) the Corporation may repurchase shares of Common Stock owned by terminated employees of, or consultants to, the Corporation or its subsidiaries. A conversion of a convertible security which by its terms is convertible into shares of Common Stock by the holder thereof shall not be deemed a purchase, redemption or retirement of the security so converted for purposes of this subsection 3(a).

b. In addition to and not in limitation of the dividends provided for in subsection 3(a), the holders of Series A Convertible Preferred Stock shall be entitled to receive dividends and other distributions equivalent to those declared or paid on shares of Common Stock (or any other Junior Securities), determined as if the Series A Convertible Preferred Stock had been converted into shares of Common Stock at the then effective Conversion Price (or, in the case of dividends or distributions on Junior Securities other than shares of Common Stock, determined on a comparable basis), and payable when, as and if declared by the Board of Directors of the Corporation on such shares of Common Stock (or other Junior Securities).

4. Liquidation Preference.

a. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a "Liquidation Event"), the holders of Series A

Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock or any other Junior Securities by reason of their ownership thereof, an amount per share in cash equal to the greater of (A) two times the Original Series A Convertible Stock Issue Price, plus all accrued or declared but unpaid dividends on such share of Series A Convertible Preferred Stock as of the date of such event (together, the "Series A Stock Liquidation Preference") or (B) the amount per share that would be payable to a holder of a shares of Series A Convertible Preferred Stock had all shares of Series A Convertible Preferred Stock been converted to Common Stock immediately prior to such Liquidation Event. If, upon the occurrence of a Liquidation Event, the assets and funds thus distributed among the holders of the Series A Convertible Preferred Stock shall be insufficient to permit the payment to such holders of the full Series A Convertible Preferred Stock Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed, ratably among the holders of the Series A Convertible Preferred Stock in proportion to the aggregate Series A Convertible Preferred Stock Liquidation Preference that would otherwise be payable to such holders.

b. Unless waived by the holders of a majority of the Series A Convertible Preferred Stock, the occurrence of any sale or transfer in any transaction or series of related transactions of all or substantially all of the assets of the Corporation or all its subsidiaries taken as a whole, other than a transaction in which the Corporation becomes a direct or indirect wholly-owned subsidiary of a holding company having the same stockholders (with the same relative amounts and type of securities) as the Corporation immediately prior to such transaction, shall be deemed to be a Liquidation Event.

c. In the event of a Liquidation Event, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities received as consideration shall be valued as follows:

(1) Securities not subject to investment letter or other similar restrictions on free marketability covered by (2) below:

(A) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30-day period ending three (3) days prior to the closing; and

(C) If there is no active public market, the value shall be the fair market value thereof, as jointly determined in good faith by the Board of Directors of the Corporation and the holders of a majority of the outstanding shares of Series A Convertible Preferred Stock.

(2) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of

a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (1)(A), (B) or (C) to reflect the approximate fair market value thereof, as jointly determined in good faith by the Board of Directors of the Corporation and the holders of a majority of the outstanding shares of Series A Convertible Preferred Stock.

d. The Corporation shall mail to each holder of Series A Convertible Preferred Stock, at least thirty (30) days prior to a Liquidation Event, a notice setting forth the date on which such Liquidation Event is expected to become effective and the type and amount of anticipated proceeds per share of each then outstanding series of Preferred Stock and Common Stock to be distributed with respect thereto.

e. In the event that, immediately prior to the closing of a transaction described in subsection 4(b) the cash distributions required by subsection 4(a) have not been made, the Corporation shall forthwith either:

(1) cause such closing to be postponed until such time as such cash distributions have been made, or

(2) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A Convertible Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 5(i) hereof.

5. Conversion. The holders of Series A Convertible Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

a. Right to Convert. Each share of Series A Convertible Preferred Stock shall be convertible at the option of the holder thereof at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series A Convertible Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Convertible Preferred Stock Issue Price by the "Conversion Price" at the time in effect for such share. The initial "Conversion Price" per share for shares of Series A Convertible Preferred Stock shall be $1.00; provided, however, that the Conversion Price in effect from time to time shall be subject to adjustment as provided hereinafter.

b. Automatic Conversion.

(1) At any time after the first anniversary of the date a share of Series A Convertible Preferred Stock is first issued, the Corporation may cause each share of Series A Convertible Preferred Stock to be automatically converted into fully paid and nonassessable shares of Common Stock, as provided herein (such conversion, the "Automatic Conversion"), by delivery of a notice to each registered holder of Series A Convertible Preferred Stock, which notice shall describe the Automatic Conversion and include a certification by the Corporation's Chief Executive Officer and Chief Financial Officer that each of the conditions to Automatic Conversion listed in Sections 5(b)(i) to 5(b)(iv), inclusive, have been satisfied (the "Automatic Conversion Notice"); provided, however, that the Corporation may not cause an

Automatic Conversion unless each of the following conditions is satisfied: (i) as of the "Automatic Conversion Date" (as defined below), the Common Stock is then traded, and was traded during the sixty (60) trading day period ending on the Automatic Conversion Date, on a national securities exchange, the Nasdaq National Market or the Nasdaq SmallCap Market (or a similar national quotation system), (ii) the average of the per share closing prices of the Common Stock on such exchange or system over the sixty (60) trading day period ending on the Automatic Conversion Date (such prices to be proportionately adjusted to reflect stock splits, stock dividends, combinations, recapitalizations and similar events) is greater than $5.00, and (iii) a registration statement with respect to the resale of the Common Stock issuable in the Automatic Conversion to holders of the Series A Convertible Preferred Stock has been filed with the Securities and Exchange Commission, such registration statement is then in effect, and the Corporation has agreed with the holders of the Series A Convertible Preferred Stock to maintain the effectiveness of such registration statement for at least 180 consecutive days beginning with the date of the Automatic Conversion. For purposes of this Section 5, the "Automatic Conversion Date" shall mean the date on which the Automatic Conversion Notice is, with respect to each registered holder of Series A Convertible Preferred Stock, either: (x) delivered to such registered holder by personal delivery, or (y) delivered to such registered holder by facsimile transmission to the facsimile address of such holder appearing on the books of the Corporation (with confirmation of receipt), and deposited with a recognized express courier for express delivery, fees prepaid, addressed to such registered holder at the address of such holder appearing on the books of the Corporation.

(2) Upon an Automatic Conversion in accordance with the procedures specified in Section 5(b), and effective as of the close of business on the Automatic Conversion Date, the outstanding shares of Series A Convertible Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Convertible Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation and/or its transfer agent to indemnify the Corporation and/or its transfer agent from any loss incurred by it in connection with such certificates. Upon the occurrence of such Automatic Conversion of the Series A Convertible Preferred Stock, the holders of Series A Convertible Preferred Stock shall surrender the certificates representing such shares at the office of any transfer agent for the Series A Convertible Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Convertible Preferred Stock surrendered were convertible on the Automatic Conversion Date.

c. Mechanics of Conversion.

(1) Each conversion of shares of Series A Convertible Preferred Stock of the Corporation into shares of Common Stock shall be effected by the

surrender of the certificate(s) evidencing the shares of the class of stock to be converted (the "Converting Shares") at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of such class of capital stock) at any time during its usual business hours, together with written notice by the holder of such Converting Shares, (i) stating that the holder desires to convert the Converting Shares or a specified number of such Converting Shares, evidenced by such certificate(s) into shares of the class into which such shares may be converted (the "Converted Shares"), and (ii) giving the name(s) (with addresses) and denominations in which the certificate(s) evidencing the Converted Shares shall be issued, and instructions for the delivery thereof. Upon receipt of the notice described in the first sentence of this subsection 5(c)(1), together with the certificate(s) evidencing the Converting Shares, the Corporation shall be obligated to, and shall, issue and deliver in accordance with such instructions the certificate(s) evidencing the Converted Shares issuable upon such conversion and a certificate (which shall contain such legends, if any, as were set forth on the surrendered certificate(s)) representing any shares which were represented by the certificate(s) surrendered to the Corporation in connection with such conversion but which were not Converting Shares and, therefore, were not converted. Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the close of business on the date on which such certificate(s) shall have been surrendered and such written notice shall have been received by the Corporation, and at such time the rights of the holder of such Converting Shares as such holder shall cease, and the person(s) in whose name or names any certificate(s) evidencing the Converted Shares are to be issued upon such conversion shall be deemed to have become the holder(s) of record of the Converted Shares.

(2) Upon the issuance of the Converted Shares in accordance with this Section 5, such shares shall be deemed to be duly authorized, validly issued, fully paid and non-assessable.

(3) If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Series A Convertible Preferred Stock for conversion as permitted herein, be conditioned upon the closing of such underwritten sale of securities pursuant to such offering in which event the person(s) entitled to receive the shares issuable upon such conversion shall not be deemed to have converted such shares until immediately prior to the closing of such sale of securities.

d. <u>Conversion Price Adjustments for Subdivisions, Combinations or Consolidations of Common Stock</u>.

(1) In the event the Corporation should at any time or from time to time after the date hereof fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Share Equivalents"), without payment of any consideration by such holder for the additional shares of Common Stock or the Common Share Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the

date of such dividend distribution, or subdivision if no record date is fixed), the Conversion Price of the Series A Convertible Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Convertible Preferred Stock shall be increased in proportion to such increase of outstanding shares of Common Stock and shares issuable with respect to Common Share Equivalents.

(2) If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price of the Series A Convertible Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series A Convertible Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

e. Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other entities or persons, evidences of indebtedness issued by the Corporation or other entities or persons, assets (excluding cash dividends) or options or rights not referred to in subsection 5(d)(1), the holders of the Series A Convertible Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Convertible Preferred Stock are convertible as of the record date fixed for the determination of the holders of shares of Common Stock of the Corporation entitled to receive such distribution or, if no such record date is fixed, as of the date such distribution is made.

f. Recapitalizations. If at any time or from time to time there shall be a recapitalization of the shares of Common Stock (other than a subdivision, combination, merger or sale of assets transaction provided for elsewhere in this Section 5), provision shall be made so that the holders of Series A Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Convertible Preferred Stock the number of shares of stock or other securities or property of the Corporation to which a holder of Common Stock would have been entitled on recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Convertible Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

g. No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such actions as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Convertible Preferred Stock against impairment.

h. No Fractional Shares and Certificate as to Adjustments.

(1) In lieu of any fractional shares to which a holder of Series A Convertible Preferred Stock would otherwise be entitled upon conversion, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Convertible Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(2) Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series A Convertible Preferred Stock pursuant to this Section 5, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price of the Series A Convertible Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Series A Convertible Preferred Stock.

i. Notices of Record Date. In the event that the Corporation shall propose at any time: (i) to declare any dividend or distribution upon any class or series of capital stock, whether in cash, property, stock or other securities; (ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; (iii) to merge or consolidate with or into any other corporation (if the holders of Common Stock would receive any consideration for their shares of Common Stock as part of such merger or consolidation) or to sell, lease or convey all or substantially all of its property or business, or to effect a Liquidation Event; then, in connection with each such event, the Corporation shall mail to each holder of Series A Convertible Preferred Stock:

(1) at least thirty (30) days' prior written notice of the date on which a record shall be taken for such dividend or distribution (and specifying the date on which the holders of the affected class or series of capital stock shall be entitled thereto) or for determining the rights to vote, if any, in respect of the matters referred to in clauses (ii) and (iii) above; and

(2) in the case of the matters referred to in (ii) and (iii) above, written notice of such impending transaction not later than thirty (30) days prior to the stockholders' meeting called to approve such transaction, or thirty (30) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holder in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction (and specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event) and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than thirty (30) days after the Corporation has given the first notice provided for herein or

sooner than twenty (20) days after the Corporation has given notice of any material changes provided for herein.

j. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Convertible Preferred Stock, such number of its Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Convertible Preferred Stock; and if at any time the number of authorized but unissued Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Convertible Preferred Stock, in addition to such other remedies as shall be available to the holders of such Series A Convertible Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Stock to such number of shares as shall be sufficient for such purposes.

k. Notices. Any notice required by the provisions of this Section 5 to be given to the holders of shares of Series A Convertible Preferred Stock shall be deemed given if deposited in the United States mail, first class postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Corporation.

l. Taxes and Costs. The issue of certificates evidencing Common Stock upon conversion of Series A Convertible Preferred Stock in accordance with the terms provided herein shall be made without charge to the holders of such shares for any issue tax in respect thereof or other cost incurred by the Corporation in connection with such conversion; provided, however, the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Convertible Preferred Stock so converted.

6. Voting Rights. In addition to any voting rights required by law and the special voting rights provided in this Certificate, the holders of Series A Convertible Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Series A Convertible Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of shares of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the by-laws of the Corporation, and shall be treated for all purposes (including without limitation the determination of the presence of a quorum), and entitled to vote, together with holders of Common Stock as a single class, with respect to any issue, election, question or matter upon which holders of Common Stock have the right to vote.

7. Protective Provisions.

a. In addition to any other rights provided by law or set forth herein, so long as any shares of Series A Convertible Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the outstanding shares of Series A Convertible Preferred Stock:

(1) authorize, create or issue any shares of any class or series of stock (or issue any securities that are convertible into or exercisable for such a class or series) that are on a parity with or senior to the Series A Convertible Preferred Stock with respect to the payment of dividends or the distribution of assets on liquidation;

(2) declare or pay any dividend on (including a dividend payable in stock of the Corporation), make any other distribution with respect to, or repurchase, any stock of the Corporation (or any other securities that are convertible into or exercisable for such stock) that is junior to or on a parity with the Series A Convertible Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation; provided, however, that the Corporation may repurchase shares of Common Stock (x) owned by terminated employees of, or consultants to, the Corporation or its subsidiaries and (y) in transactions effected on the open market;

(3) effect any merger or consolidation of the Corporation with or into any other corporation or other entity; sell, lease, exchange or otherwise dispose of, in a single transaction or a series of related transactions, all or substantially all of the assets of the Corporation, effect any recapitalization of the Corporation, or effect any other Liquidation Event, in each case other than a transaction in which the Corporation becomes a direct or indirect wholly-owned subsidiary of a holding company having the same stockholders (with the same relative amounts and type of securities) as the Corporation immediately prior to such transaction;

(4) amend this Certificate of Designation, the Certificate of Incorporation of Corporation, or the Corporation's By-Laws in any manner that adversely affects the rights, preferences or privileges of the Series A Convertible Preferred Stock;

(5) change the nature of the Corporation's business; and

(6) cause or permit any subsidiary of the Corporation directly or indirectly to take any actions described in clauses (1) through (6) above, other than issuing securities to the Corporation.

8. Status of Converted Stock. In the event any shares of Series A Convertible Preferred Stock shall be converted pursuant to Section 5 hereof, the shares so converted shall be returned to the status of authorized, but unissued, shares of Preferred Stock of the Corporation.

* * *

[SIGNATURE PAGE TO CERTIFICATE OF DESIGNATION]

Each of the undersigned, the President and the Secretary, respectively, of EntreMed, Inc., a Delaware corporation, declares under penalty of perjury that the matters set forth in this certificate are true and correct of his own knowledge.

Executed on December 31, 2002.

/s/ Neil Campbell
Neil Campbell
President

/s/ James D. Johnson, Ph.D.
James D. Johnson, Ph.D.
Secretary

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:02 PM 09/22/2005
FILED 05:02 PM 09/22/2005
SRV 050778744 - 2273951 FILE

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ENTREMED, INC.

ENTREMED, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

1. That the Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate") will be amended to increase the number of authorized shares of common stock of the Corporation.

2. That, to effect such amendment, the first paragraph and Paragraph (A) of ARTICLE IV of the Certificate are hereby deleted in their entirety and replaced with the following:

IV.

The total number of shares of capital stock which the Corporation is authorized to issue is One Hundred Twenty Five Million (125,000,000) divided into two classes as follows:

(A) Common Stock. One Hundred Twenty Million (120,000,000) shares of common stock, $.01 par value per share ("Common Stock"), the holder of which shall be entitled to one vote for each share on all matters required or permitted to be voted on by stockholders of the Corporation, and

3. That no change will be made to the authorized and issued shares of Preferred Stock, $1.00 par value per share.

4. That the board of directors of the Corporation duly adopted a resolution setting forth the above amendment above and declaring its advisability. The holders of a majority of the outstanding stock of the Corporation entitled to vote thereon approved the amendment at the annual meeting of stockholders of the Corporation held on July 28, 2005.

5. That this amendment to the Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the requirements of Section

242 of the General Corporation Law of the State of Delaware and shall be effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by Dane Saglio, its Chief Financial Officer, this 22nd day of September, 2005.

ENTREMED, INC.

By: /s/ Dane Saglio
Dane Saglio
Chief Financial Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:31 PM 06/19/2006
FILED 03:21 PM 06/19/2006
SRV 060588398 - 2273951 FILE

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ENTREMED, INC.

ENTREMED, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

1. That the Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate") will be amended to increase the number of authorized shares of common stock of the Corporation.

2. That, to effect such amendment, the first paragraph and Paragraph (A) of ARTICLE IV of the Certificate are hereby deleted in their entirety and replaced with the following:

IV.

> The total number of shares of capital stock which the Corporation is authorized to issue is One Hundred Seventy Five Million (175,000,000) divided into two classes as follows:
>
> (A) Common Stock. One Hundred Seventy Million (170,000,000) shares of common stock, $.01 par value per share ("Common Stock"), the holder of which shall be entitled to one vote for each share on all matters required or permitted to be voted on by stockholders of the Corporation, and

3. That no change will be made to the authorized and issued shares of Preferred Stock, $1.00 par value per share.

4. That the board of directors of the Corporation duly adopted a resolution setting forth the above amendment above and declaring its advisability. The holders of a majority of the outstanding stock of the Corporation entitled to vote thereon approved the amendment at the annual meeting of stockholders of the Corporation held on June 15, 2006.

5. That this amendment to the Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the requirements of Section 242 of the General Corporation Law of the State of Delaware and shall be effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by James S. Burns, its Chief Executive Officer, this 19th day of June, 2006.

ENTREMED, INC.

By: /s/ James S. Burns

James S. Burns
Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:55 AM 06/30/2010
FILED 09:55 AM 06/30/2010
SRV 100703213 - 2273951 FILE

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ENTREMED, INC.

EntreMed, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That the Board of Directors of the Corporation has duly adopted resolutions: (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware this Certificate of Amendment of Amended and Restated Certificate of Incorporation (this "Certificate of Amendment") to combine each eleven (11) outstanding shares of the Corporation's common stock, par value $0.01 per share (the "Common Stock"), into one (1) share of Common Stock, par value $0.01 per share; and (ii) declaring this Certificate of Amendment to be advisable and recommended for approval by the stockholders of the Corporation.

SECOND: That this Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the Corporation.

THIRD: That the capital of the Corporation shall not be reduced under or by reason of this Certificate of Amendment.

FOURTH: That upon the effectiveness of this Certificate of Amendment, Article FOURTH of the Amended and Restated Certificate of Incorporation is hereby amended and restated such that, as amended, said paragraph below shall read as follows:

"The total number of shares of capital stock which the Corporation is authorized to issue is One Hundred Seventy Five Million (175,000,000) divided into two classes as follows:

(A) Common Stock. One Hundred Seventy Million (170,000,000) shares of common stock, $.01 par value per share ("Common Stock"), the holder of which shall be entitled to one vote for each share on all matters required or permitted to be voted on by stockholders of the Corporation, and

(B) Preferred Stock. Five Million (5,000,000) shares of preferred stock, $1.00 par value per share ("Preferred Stock").

Effective at 8:00 a.m. on July 1, 2010, each eleven (11) shares of Common Stock issued and outstanding at such time shall be combined into one (1) share of Common Stock (the "Reverse Stock Split"). No fractional shares shall be issued upon the Reverse Stock Split. All shares of Common Stock (including fractions thereof) issuable upon the Reverse Stock Split to a given holder shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of any fractional share. If, after the aforementioned aggregation, the Reverse Stock Split would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any such fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fraction multiplied by the fair market value per share of the Common Stock as determined in a reasonable manner by the Board of Directors. Upon surrender by a holder of a certificate or certificates for Common Stock (including, for this purpose, a holder of shares of Common Stock issuable upon conversion of Preferred Stock), duly endorsed, at the office of the Corporation (or, if lost, an acceptable affidavit of loss is delivered to the Corporation), the Corporation shall, as soon as practicable thereafter, issue and deliver to such holder, or to the nominee or assignee of such holder, a new certificate or certificates for the number of shares of Common Stock, or book-entry shares in lieu of a new certificate or certificates evidencing and representing the number of shares of Common Stock, that such holder shall be entitled to following the Reverse Stock Split."

FIFTH: This Certificate of Amendment shall become effective at 8:00 a.m. on July 1, 2010.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be executed by Cynthia W. Hu, its Chief Operating Officer, General Counsel and Secretary, this 30th day of June, 2010.

ENTREMED, INC.

By: /s/ Cynthia W. Hu
Name: Cynthia W. Hu
Title: Chief Operating Officer, General Counsel & Secretary

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:52 AM 09/14/2012
FILED 10:52 AM 09/14/2012
SRV 121031242 - 2273951 FILE

CERTIFICATE OF ELIMINATION WITH RESPECT TO SERIES A CONVERTIBLE PREFERRED STOCK OF ENTREMED, INC. PURSUANT TO SECTION 151(g)

In accordance with Section 151(g) of the General Corporation Law of the State of Delaware (the "DGCL"), **EntreMed, Inc.**, a Delaware corporation (the "Company"), does hereby certify:

FIRST: That the following resolutions with respect to the proposed elimination of the Company's Series Convertible Preferred Stock, par value $1.00 were duly adopted by the Board of Directors of the Company:

RESOLVED, that upon the conversion in full of all of the Series A Convertible Preferred Stock, no shares of the Series A Convertible Preferred Stock remain outstanding and no shares of the Series A Convertible Preferred Stock will be issued pursuant to the Certificate of Designation, and that all matters set forth in the Certificate of Designation with respect to the Series A Convertible Preferred Stock be eliminated from the Company's Amended and Restated Certificate of Incorporation; and

FURTHER RESOLVED, that the Designated Officers be, and each (acting alone) hereby is, authorized, empowered and directed to execute and file with the Secretary of State of the State of Delaware a certificate pursuant to Section 151(g) of the DGCL setting forth these resolutions in order to eliminate from the Company's Amended and Restated Certificate of Incorporation, as amended, all reference to the Series A Convertible Preferred Stock.

SECOND: None of the authorized shares of the Series A Convertible Preferred Stock are outstanding and none will be issued.

THIRD: In accordance with the provisions of Section 151(g) of the DGCL, the Amended and Restated Certificate of Incorporation is hereby amended to eliminate all references to the Series A Convertible Preferred Stock.

IN WITNESS WHEREOF, EntreMed, Inc. has caused this Certificate to be signed by its Chief Operating Officer, General Counsel and Secretary this 13th day of September 2012.

ENTREMED, INC.

By: Cynthia W. Hu
Name: Cynthia W. Hu
Title: COO, General Counsel & Secretary

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:33 AM 06/12/2014
FILED 11:33 AM 06/12/2014
SRV 140827701 - 2273951 FILE

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ENTREMED, INC.

(Pursuant to Section 242 of the General Corporation Law)

EntreMed, Inc., a Delaware corporation (the "Corporation"), does hereby certify:

1. The name of the Corporation is EntreMed, Inc.

2. The Corporation filed a Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware on September 18, 1991. The Corporation filed an Amended and Restated Certificate of Incorporation (the "Certificate") with the Office of the Secretary of State of the State of Delaware on July 11, 2002.

3. At a meeting of directors held on March 12, 2014, the Board of Directors of the Corporation unanimously adopted a resolution recommending to the Corporation's stockholders the advisability of adopting an amendment to Article I of the Certificate to read, in its entirety, as follows:

"I.

The name of the corporation is: CASI Pharmaceuticals, Inc. (hereinafter the "Corporation")."

4. At the annual meeting of the Corporation's stockholders held on June 12, 2014, the holders of a majority of the shares of the Corporation's common stock voted to approve the amendment to the Certificate as set forth in Paragraph 3 above.

5. The amendment to the Certificate has been duly adopted in accordance with the requirements of Section 242 of the General Corporation Law of the State of Delaware, and shall be effective at 8:00 a.m. on Monday, June 16, 2014.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed and attested by its duly authorized officers this 12th day of June, 2014.

Attest:	EntreMed, Inc.
/s/ Cynthia W. Hu	By: /s/ Ken Ren
Cynthia W. Hu, Corporate Secretary	Ken K. Ren, Chief Executive Officer

[Corporate Seal]

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:59 PM 09/17/2014
FILED 09:54 PM 09/17/2014
SRV 141192551 - 2273951 FILE

CERTIFICATE OF DESIGNATIONS

OF

SERIES A PREFERRED STOCK

OF

CASI PHARMACEUTICALS, INC.

CASI Pharmaceuticals, Inc., a Delaware corporation (the "Corporation"), in accordance with the provisions of Section 151 of the Delaware General Corporation Law, does hereby certify that the following resolution was duly adopted by the Board of Directors of the Corporation on September 16, 2014:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the "Board of Directors") by the provisions of Article FOURTH of the Certificate of Incorporation of the Corporation (as amended, the "Certificate of Incorporation"), there is hereby created, out of the 5,000,000 shares of preferred stock, par value $1.00 per share, of the Corporation authorized in Article FOURTH of the Certificate of Incorporation, a series of the preferred stock consisting of 100,000 shares, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, participating, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the preferred stock of the Corporation):

Section 1. Designation and Amount. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the 8% Convertible Preferred Stock, Series A (the "Series A Preferred Stock"). The authorized number of shares of Series A Preferred Stock shall be100,000 shares

Section 2. Definitions. As used herein with respect to the Series A Preferred Stock, in addition to those terms defined herein, the following terms shall have the following meanings:

(a) "Business Day" shall mean any day except Saturday, Sunday and any day on which banking institutions in the State of Maryland generally are authorized or required by law or other governmental actions to close.

(b) "Closing Sales Price" means, with respect to a particular day, the closing sale price or, if no closing sale price is reported, the last reported sale price per share of Common Stock on such day on the NASDAQ Capital Market or such other national securities exchange or automated quotation system on which the Common Stock is then listed or authorized for quotation or, if the Common Stock is not so listed or authorized for quotation, an amount determined in good faith by the Board of Directors to be the fair value of a share of the Common

Stock, , which amount shall be and reasonably acceptable to the holders of a majority of the outstanding shares of Series A Preferred Stock..

(c) "Conversion Factor" initially means 100, as may be adjusted from time to time in accordance with Section 14(b).

(d) "Common Stock" means the common stock, par value $0.01 per share, of the Corporation.

(e) "Corporation" means CASI Pharmaceuticals, Inc., a Delaware corporation.

(f) "Dividend Payment Date" means March 31, June 30, September 30 and December 31 of each year.

(g) "Dividend Period" means the quarterly period commencing on and including the first day of the calendar quarter and ending and including the last day of the calendar quarter on which the corresponding Dividend Payment Date occurs, other than the Initial Dividend Period.

(h) "Holder" or "holder" means a holder of record of the Series A Preferred Stock.

(i) "Initial Dividend Period" means the period commencing on the first day upon which a share of Series A Preferred Stock shall be issued and ending on the last day of that calendar quarter.

(j) "Issue Date" means the date on which the first share of Series A Preferred Stock is issued by the Corporation.

(k) "Junior Stock" means the Common Stock and any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks *pari passu* with or senior to the Series A Preferred Stock with respect to dividend rights and rights upon liquidation, dissolution and winding up of the Corporation.

(l) "Liquidation Parity Stock" means Parity Stock the terms of which expressly provide that it will rank *pari passu* with the Series A Preferred Stock as to rights upon liquidation, dissolution and winding up of the Corporation.

(m) "Liquidation Preference" means, with respect to each share of Series A Preferred Stock, one times the Series A Stated Value.

(n) "Parity Stock" means any class or series of capital stock of the Corporation hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks *pari passu* with the Series A Preferred Stock with respect to dividend rights and rights upon liquidation, dissolution and winding up of the Corporation (without regard to whether dividends accrue cumulatively or non-cumulatively).

(o) "Person" means any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock corporation, trust, limited liability corporation, unincorporated organization, other entity or government or any agency or political subdivision thereof.

(p) "Proposal" means the proposal to be submitted to the Stockholders Meeting, for the purpose of seeking approval of the stockholders of the Corporation for the issuance and sale of the securities pursuant to the Investment Agreement (including the issuance of all shares of Common Stock issuable upon the full conversion of the Series A Preferred Stock).

(q) "Record Date" means the date as determined by the Board of Directors of the Corporation for determining Holders of Series A Preferred Stock entitled to receive a dividend or to vote on any matter to which Holders are entitled to vote.

(r) "Senior Stock" means any class or series of capital stock of the Corporation hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks senior to the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution and winding up of the Corporation.

(s) "Series A Preferred Stock" shall have the meaning ascribed to such term in Section 1 hereto.

(t) "Series A Stated Value" means (i) the average of the Closing Sales Price for the ten Trading Days of the Common Stock immediately prior to the Issue Date multiplied by 100.

(u) "Stockholder Approval" means the approval of the Proposal by the stockholders of the Corporation at the Stockholders Meeting in accordance with applicable law, the Corporation's Certificate of Incorporation and Bylaws and the applicable requirements of the NASDAQ Capital Market.

(v) "Stockholders Meeting" means a meeting of the stockholders of the Corporation, for the purpose of voting on the Proposal.

(w) "Trading Day" means any day on which the NASDAQ Stock Market (or such other successor national securities exchange or automated quotation system on which the Common Stock is then listed or authorized for quotation) is open for the transaction of business.

(x) "Transfer Agent" means the Corporation's duly appointed transfer agent, registrar, conversion and dividend disbursing agent for the Series A Preferred Stock and transfer agent and registrar for any shares of Common Stock issued upon conversion of the Series A Preferred Stock, or any successor duly appointed by the Corporation.

Section 3. Ranking. The Series A Preferred Stock shall rank, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, (a) senior to all Junior Stock, (b) on parity with all Parity Stock and (c) junior to all Senior Stock.

Section 4. Dividends.

(a) Commencing with the Initial Dividend Period, each Holder of Series A Preferred Stock, in preference and priority to the holders of all other classes or series of Junior Stock, shall be entitled to receive, out of assets legally available therefor and as declared by the Board or an authorized committee thereof, with respect to each share of Series A Preferred Stock then outstanding and held by such Holder, dividends, commencing from the date of issuance of such share of Series A Preferred Stock, at the rate of eight percent (8%) per annum of the Series A Stated Value per share of Series A Preferred Stock (the "Series A Preferred Dividends"). The Series A Preferred Dividends shall be cumulative, whether or not earned or declared, and shall be paid quarterly in arrears on the last day of March, June, September and December in each year, commencing September 30, 2014.

(b) In the event that the Corporation shall at any time pay a dividend on the Common Stock (other than a dividend payable solely in shares of Common Stock) or any other class or series of capital stock of the Corporation, the Corporation shall, at the same time, pay to each holder of Series A Preferred Stock a dividend equal to the dividend that would have been payable to such holder if the shares of Series A Preferred Stock held by such holder had been converted into Common Stock on the date of determination of holders of Common Stock entitled to receive such dividends.

Section 5. Liquidation Preference.

(a) Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "Liquidation"), after the satisfaction in full of the debts of the Corporation, upon Liquidation, each Holder of Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to shareholders of the Corporation, subject to the prior rights of holders of any Senior Stock, the Liquidation Preference for each outstanding share of Series A Preferred Stock held by such Holder, plus any accrued but unpaid dividends, in preference to the holders of, and before any payment or distribution is made on (or any setting apart for any payment or distribution), any Junior Stock, including, without limitation, on any Common Stock. After the payment to the Holders of the Liquidation Preference for each outstanding share of Series A Preferred Stock, such Holders shall not be entitled to convert any Series A Preferred Stock into Common Stock and shall not be entitled to any further participation in distributions of, and shall have no right or claim to, any of the remaining assets of the Corporation in respect of the Series A Preferred Stock.

(b) The term "Liquidation" shall also include (i) the sale, lease, transfer, exclusive licenses, exchange, conveyance or other disposition for cash, securities or other property of all or substantially all the assets of the Corporation or (ii) the merger, consolidation or share exchange of the Corporation into or with any other Person (other than one in which stockholders of the Corporation own a majority by voting power of the outstanding shares of the surviving or acquiring corporation). The Holders' entitlement to their liquidation preference shall not be abrogated or diminished in the event part of the consideration is subject to escrow in connection with a Liquidation..

(c) In the event the assets of the Corporation legally available for distribution to the Holders of the Series A Preferred Stock upon any Liquidation shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to Section 5(a), no such distribution shall be made on account of any Liquidation Parity Stock upon such Liquidatio unless proportionate distributable amounts shall be paid with equal priority on account of the Series A Preferred Stock, ratably, in proportion to the full distributable amounts for which Holders of the Series A Preferred Stock and holders of any Liquidation Parity Stock are entitled upon such Liquidation.

(d) All distributions made with respect to the Series A Preferred Stock in connection with any Liquidation.

Section 6. Automatic Conversion. Prior to the Stockholder Approval, the Series A Preferred Stock shall not be convertible. Upon the Stockholder Approval, the shares of Series A Preferred Stock then outstanding shall automatically convert, without any action on the part of the Holder thereof and without payment of any additional consideration other than the payment of par value for the shares, into such number of fully paid and nonassessable whole shares of Common Stock as is obtained by multiplying the number of shares to be converted by the applicable Conversion Factor. The Corporation shall provide prompt written notice to the Holders of Series A Preferred Stock of any conversion effected pursuant to this Section 6 but in no event more than two Business Days after the effective date of such conversion. From and after any conversion effected pursuant to this Section 6, the Holders of the Series A Preferred Stock shall have the right to receive the shares of Common Stock to which they are entitled upon surrender of the certificate or certificates representing the shares of Series A Preferred Stock so converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the Holders of the Series A Preferred Stock) along with a check for the par value of the shares. Upon such surrender, the Corporation shall pay to the Holder in cash all accrued and unpaid Series A Dividends to the date of the automatic conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Preferred Stock, as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders, not less than such aggregate number of shares of the Common Stock as shall be issuable upon the conversion of the then outstanding shares of Series A Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable. The issuance of certificates for shares of the Common Stock on conversion of the Series A Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates.

Section 7. No Fractional Shares Upon Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. Upon any conversion, all fractional share interests to which a Holder may be entitled shall be aggregated into whole shares of Common Stock with cash being paid for any fractional interest that may remain after such aggregation. The Corporation shall pay cash equal to such fraction multiplied by the average, rounded to the nearest one ten thousandth, of the Closing Sales Prices of the Company's Common Stock for the three Trading Days immediately preceding the conversion.

Section 8. Redemption.

(a) At any time after the date that is 18 months following the Issue Date, if not previously converted into Common Stock, the Holders of not less than a majority of the outstanding shares of Series A Preferred Stock shall have the right to elect to have, out of funds legally available therefor, all (but not less than all) of the then outstanding shares of Series A Preferred Stock redeemed by the Corporation (a "Series A Redemption") for a price per share equal to the Liquidation Preference for such Share, plus all unpaid accrued and accumulated dividends on such share (the "Series A Redemption Price"). Any such Series A Redemption shall occur not more than sixty (60) days following receipt by the Corporation of a written election notice (the "Series A Election Notice") from the Holders of not less than a majority of the outstanding shares of Series A Preferred Stock. Upon receipt of a Series A Election Notice, all Holders of Series A Preferred Stock shall be deemed to have elected to have all of their shares redeemed pursuant to this Section 8 and such election shall bind all Holders of Series A Preferred Stock. In exchange for the surrender to the Corporation by the respective Holders of shares of Series A Preferred Stock of their certificate or certificates representing such shares in accordance with Section 8(c) below, the aggregate Series A Redemption Price for all shares held by each Holder of shares shall be payable in cash in immediately available funds to the respective Holders of the Series A Preferred Stock on the applicable Series A Redemption Date and the Corporation shall contribute all of its assets to the payment of the Series A Redemption Price, and to no other corporate purpose, except to the extent prohibited by applicable Delaware law. If the Corporation fails to pay in full the amount hereunder on the date such amount is due in accordance with this Section, the Corporation will pay interest thereon at a rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law, accruing daily from such date until the amount, plus all such interest thereon, is paid in full.

(b) As promptly as practicable, but in no event later than ten (10) days, following receipt of a Series A Election Notice, the Corporation shall send written notice (the "Series A Redemption Notice") of its receipt of a Series A Election Notice to each Holder of record of Series A Preferred Stock. Each Series A Redemption Notice shall state:

(i) the number of Shares of Series A Preferred Stock held by the Holder that the Corporation shall redeem on the Series A Redemption Date specified in the Series A Redemption Notice;

(ii) the date of the closing of the redemption, which pursuant to Section 8(a) shall be no later than sixty (60) days following receipt by the Corporation of the Series A Election Notice (the applicable date, the "Series A Redemption Date") and the Series A Redemption Price; and

(iii) the manner and place designated for surrender by the Holder to the Corporation of his, her or its certificate or certificates representing the Shares of Series A Preferred Stock to be redeemed.

(c) On or before the Series A Redemption Date, each Holder of shares of Series A Preferred Stock shall surrender the certificate or certificates representing such Shares to the Corporation, in the manner and place designated in the Series A Redemption Notice, duly

assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit of loss, in the manner and place designated in the Series A Redemption Notice. Each surrendered certificate shall be canceled and retired and the Corporation shall thereafter make payment of the applicable Series A Redemption Price by certified check or wire transfer to the holder of record of such certificate.

(d) .If on the applicable Series A Redemption Date, the Series A Redemption Price is paid (or tendered for payment) for any of the shares to be redeemed on such Series A Redemption Date, then on such date all rights of the Holder in the shares so redeemed and paid or tendered, including any rights to dividends on such shares, shall cease, and such shares shall no longer be deemed issued and outstanding.

Section 9. Voting Rights.

(a) Holders of the Series A Preferred Stock shall have no voting rights except as set forth in this Section 9 and as otherwise required by Delaware law as in effect from time to time. Except as otherwise provided in this Section 9, in exercising any such voting rights, each Holder shall be entitled to one vote for each share of Series A Preferred Stock held by such Holder.

(b) So long as any shares of Series A Preferred Stock remain outstanding, unless a greater percentage shall then be required by law, the affirmative vote or written consent of the Holders of at least two-thirds of all of the shares of Series A Preferred Stock at the time outstanding, voting separately as a class, shall be required to:

(i) amend, alter or repeal any provision of the Corporation's Certificate of Incorporation (including this Certificate of Designations creating the Series A Preferred Stock), if the amendment, alteration or repeal of the Certificate of Incorporation would adversely affect the rights, preferences, powers or privileges of the Series A Preferred Stock;

(ii) create, authorize, issue or increase the authorized or issued amount of any class or series of any of the Corporation's equity securities, or any warrants, options or other rights convertible or exchangeable into any class or series of any of the Corporation's equity securities, which would constitute Senior Stock or Parity Stock or reclassify any authorized stock of the Corporation into any such stock, or create, authorize or issue any obligation or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase any such stock; or

(iii) enter into or consummate any (A) reclassification of the outstanding shares of Common Stock (other than a change in par value, or from no par value to par value, or from par value to no par value), (B) consolidation, merger or share exchange of the Corporation with or into another Person or any merger, consolidation or share exchange of another Person with or into the Corporation (other than a consolidation, merger or share exchange in which the Corporation is the resulting or surviving entity and which does not result in any reclassification of the outstanding shares of Common

Stock), or (C) sale, lease or other disposition to another Person of all or substantially all of the assets of the Corporation (computed on a consolidated basis), other than to one or more of the Corporation's subsidiaries (any of the foregoing, a "Reorganization Event"); provided, however, that the Holders will have no right to vote under this Section 9 regarding the Corporation's entry into or consummation of a Reorganization Event if, upon the consummation of the Reorganization Event, (I) the Series A Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the resulting or surviving entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (II) such Series A Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series A Preferred Stock, taken as a whole.

Notwithstanding the foregoing, except as otherwise required by law, the Corporation may, without the consent of any Holder, (x) authorize, increase the authorized amount of, or issue Parity Stock (provided that dividend rights are noncumulative) and Junior Stock or (y) increase the amount of authorized shares of Series A Preferred Stock or issue any additional shares of Series A Preferred Stock pursuant to the terms of those two certain Investment Agreements between the Corporation and the parties thereto dated September 17, 2014; provided, however, that with respect to clause (x), such Parity Stock or Junior Stock, as the case may be, does not rank senior or pari passu to the Series A Preferred Stock as to dividend rights or rights upon Liquidation.

(c) Holders of shares of Common Stock acquired upon the conversion of shares of Series A Preferred Stock shall be entitled to the same voting rights as each other holder of Common Stock except that such holders may not vote upon the Proposal in accordance with Rule 5635 of the listing rules of The NASDAQ Stock Market LLC for Stockholder Approval.

Section 10. No Preemptive Rights. The Holders of Series A Preferred Stock shall have no preemptive rights with respect to any shares of the Corporation's capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

Section 11. No Sinking Fund. No sinking fund shall be established for and no sinking fund provisions shall apply to the Series A Preferred Stock.

Section 12. Compliance with Applicable Law. Declaration by the Board of Directors and payment by the Corporation of dividends to holders of the Series A Preferred Stock shall be subject in all respects to any and all restrictions and limitations placed on dividends or other distributions by the Corporation under (i) laws, regulations and regulatory conditions or limitations applicable to or regarding the Corporation from time to time and (ii) other regulatory restrictions applicable to the Corporation from time to time in effect.

Section 13. Form. Shares of Series A Preferred Stock may be issued, at the option of the Corporation, in the form of physical certificates or in book entry form through the direct registration system of the Transfer Agent.

Section 14. Other Provisions.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (Pacific time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile on a day that is not a Trading Day or later than 5:30 p.m. (Pacific time) on any Trading Day, (iii) the next Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) The Liquidation Preference and Conversion Factor shall be subject to adjustment whenever there shall occur a stock split, combination, reclassification, stock dividend or distribution, exchange or other similar event. Such adjustments shall be made in such manner and at such time as the Board of Directors of the Corporation in good faith determines to be equitable in the circumstances, any such determination to be evidenced in a resolution. Upon any such equitable adjustment, the Corporation shall promptly deliver to the Transfer Agent and each Holder an Officers Certificate attaching and certifying the resolution of the Board of Directors, describing in reasonable detail the event requiring the adjustment and the method of calculation thereof and specifying the increased or decreased Liquidation Preference, Conversion Factor and/ or annual dividend rate in effect following such adjustment.

(c) All issued shares of Series A Preferred Stock shall be deemed outstanding except (i) from the date of surrender of certificates representing Series A Preferred Stock, all shares of Series A Preferred Stock converted into shares of Common Stock; and (ii) from the date of registration of transfer, all shares of Series A Preferred Stock held of record by the Corporation or any subsidiary of the Corporation.

(d) The headings of the various sections and subsections contained herein are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(e) Except as may otherwise be required by law, the Series A Preferred Stock shall not have any powers, designations, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designations and the Certificate of Incorporation, as amended, of the Corporation.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this 17th day of September, 2014.

CASI PHARMACEUTICALS, INC.

By: /s/ Ken K. Ren
Name: Ken K. Ren
Title: Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:19 PM 08/05/2019
FILED 05:19 PM 08/05/2019
SR 20196345754 - File Number 2273951

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CASI PHARMACEUTICALS, INC.

(Pursuant to Section 242 of the General Corporation Law)

CASI Pharmaceuticals, Inc., (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That the Board of Directors of the Corporation has duly adopted resolutions: (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware this Certificate of Amendment of Amended and Restated Certificate of Incorporation (this "Certificate of Amendment") to increase the number of authorized shares of the Corporation's common stock, par value $0.01 per share (the "Common Stock"), from One Hundred Seventy Million (170,000,000) shares to Two Hundred Fifty Million (250,000,000) shares; and (ii) declaring this Certificate of Amendment to be advisable and recommended for approval by the stockholders of the Corporation.

SECOND: That this Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the Corporation.

THIRD: That upon the effectiveness of this Certificate of Amendment, Article FOURTH of the Amended and Restated Certificate of Incorporation is hereby amended and restated such that, as amended, said paragraph below shall read as follows:

"The total number of shares of capital stock which the Corporation is authorized to issue is Two Hundred Fifty-Five Million (255,000,000) shares divided into two classes as follows:

(A) Common Stock. Two Hundred Fifty Million (250,000,000) shares of common stock, $.01 par value per share ("Common Stock"), the holder of which shall be entitled to one vote for each share on all matters required or permitted to be voted on by stockholders of the Corporation, and

(B) Preferred Stock. Five Million (5,000,000) shares of preferred stock, $1.00 par value per share ("Preferred Stock").

FOURTH: This Certificate of Amendment shall become effective upon filing.

[*Signature page follows*]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed and attested by its duly authorized officers this 2nd day of August, 2019.

CASI PHARMACEUTICALS, INC.

By: _/s/ Cynthia W. Hu_________________
Authorized Officer
Title: COO, General Counsel, Secretary
Name: Cynthia W. Hu